Exhibit 5.1

SIDLEY AUSTIN LLP 2850 QUARRY LAKE DRIVE, SUITE 280 BALTIMORE, MD 21209 +1 410 559 2880 +1 202 736 8711 FAX

February 18, 2025

Opus Genetics, Inc.
8 Davis Drive, Suite 220
Durham, NC 27709

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), filed on the date hereof by Opus Genetics, Inc., a Delaware corporation formerly known as Ocuphire Pharma, Inc. (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance and resale from time to time by the selling securityholders identified in the Registration Statement of up to 19,382,437 of shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 5,237,063 shares of Common Stock (the “Issued Shares”) sold by the Company pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 22, 2024 (the “Closing Date”), by and among the Company, Orange Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company, Orange Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Opus Genetics Inc., a Delaware corporation, and (ii) up to 14,145,374 shares of Common Stock (the “Convertible Shares”) that are issuable upon conversion of 14,145.374 shares of the Company’s preferred stock, $0.0001 par value per share, that were issued on the Closing Date pursuant to the Merger Agreement (the “Preferred Shares”), such conversion being subject to and contingent upon the approval of stockholders of the Company.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the related prospectus included therein, in substantially the form in which it was transmitted to the Commission for filing under the Securities Act (the “Prospectus”), the Merger Agreement, the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), and the resolutions adopted by the board of directors of the Company relating to the issuance and sale of the Issued Shares and the Preferred Shares. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, including that the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act, we are of the opinion that the Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable, and that the Convertible Shares issuable upon conversion of the Preferred Shares have been duly authorized and reserved for issuance, and, when the Preferred Shares have been duly converted into the Convertible Shares in accordance with the terms of the Preferred Shares and when the Company’s books reflect the issuance of such Convertible Shares to the holders of the Preferred Shares, the Convertible Shares will be validly issued, fully paid and non-assessable.

Sidley Austin (DC) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Opus Genetics, Inc.
February 18, 2025

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the Certificate of Incorporation and the Company’s Amended and Restated Bylaws, as currently in effect, will not have been modified or amended and will be in full force and effect; and (iii) the Company will have sufficient authorized and unissued shares of Common Stock from which to issue the Convertible Shares.

This opinion letter is limited to the Delaware General Corporation Law. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP